Exhibit 99.1

HCP ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER EFFECTIVE MAY 15, 2011

LONG BEACH, CA — March 21, 2011 — HCP, Inc. (NYSE: HCP) announced that Thomas M. Herzog has submitted his resignation as Executive Vice President and Chief Financial Officer, effective May 15, 2011, to pursue new opportunities and business challenges within the real estate industry.  In order to provide an orderly transition, Mr. Herzog will provide consulting services until February 15, 2012.  The Company is commencing a search for his successor.

“Tom has been a dedicated member of HCP and we greatly appreciate his efforts and contributions, especially the further development of our outstanding accounting, finance and tax team,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “On behalf of our Board of Directors and HCP, I want to thank Tom for his service to the Company.”

Mr. Herzog commented, “I have appreciated the opportunity to work with Jay and the many other fine and capable professionals of HCP. I am pleased with HCP’s accomplishments during my tenure. The Company is performing admirably and has a bright future ahead so this is a good time to move to the next phase of my career.  It has been a rewarding experience and I wish the HCP team great continued success.”

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States.  As of December 31, 2010, the Company’s portfolio of investments, including properties owned by its Investment Management Platform, consisted of: (i) interests in 672 facilities among the following segments: 251 senior housing, 102 life science, 253 medical office, 45 post-acute/skilled nursing and 21 hospital; and (ii) $2.0 billion of mezzanine and other secured loans.  For more information, visit the Company’s website at www.hcpi.com.

HCP

James F. Flaherty III

Chairman and Chief Executive Officer

(562) 733-5309